Filed with the Securities and Exchange Commission on June 24, 2004

Securities Act Registration No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LITHIA MOTORS, INC.
(Exact name of registrant as specified in its charter)

Oregon	93-0572810
(State of incorporation)	(I.R.S. Employer Identification No.)

360 E. Jackson St., Medford, Oregon	97501
(Address of principal executive offices)	(Zip Code)

2003 STOCK INCENTIVE PLAN
 (Full title of the plan)

Sidney B. DeBoer, Chief Executive Officer
360 E. Jackson St.
Medford, Oregon 97501
(541) 776-6899
 (Name, address and telephone number of agent for service)

     Copies to:
Kenneth E. Roberts, Esq.
Foster Pepper Tooze LLP
601 SW 2nd Avenue, Suite 1800
Portland, Oregon 97204

CALCULATION OF REGISTRATION FEE
		Proposed	Proposed
	Number of	Maximum	Maximum	Amount of
Title of Securities	Shares Being	Offering Price	Aggregate	Registration
Being Registered	Registered (1)	Per Share (2)	Offering Price (2)	Fee

Class A Common Stock	1,000,000	$24.56	$24,560,000	$3,111.75

(1)	The shares of Common Stock represent the number of shares which may be issued pursuant to the 2003 Stock Incentive Plan. In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares which may be issuable as a result of the anti-dilution provisions of Plan.
(2)	The maximum offering price for the shares cannot presently be determined as the offering price is established at the time shares are issued. Pursuant to Rule 457(h), the offering price is estimated based on the last sale price reported for the Common Stock on NYSE on June 18, 2004, and the maximum offering price is calculated for the sole purpose of determining the Registration Fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

        At the Annual Meeting of Shareholders of Lithia Motors, Inc., (the "Company") held on April 29, 2004, the shareholders of the Company approved an amendment to the Company's 2003 Stock Incentive Plan ("Plan") increasing the number of shares of Common Stock authorized for issuance pursuant to the Plan from the previously registered amount of 1,200,000 shares to 2,200,000 shares.

        The purpose of this Registration Statement on Form S-8 is to register an additional 1,000,000 shares of Common Stock issuable under the Plan.

Item 3. Incorporation of Documents by Reference.

        The following documents filed by Lithia Motors, Inc. (the "Company") with the Securities and Exchange Commission are incorporated by reference in this registration statement:

1.	The Registration Statement on Form S-8 filed May 29, 2001 (SEC File No. 333-61802)

2.	Post Effective Amendment No. 1 to Form S-8 filed May 15, 2002 (SEC File No. 333-61802)

3.	Post Effective Amendment No. 2 to Form S-8 filed July 1, 2003 (SEC File No. 333-61802)

4.	The Company's annual report on Form 10-K for the fiscal year ended December 31, 2003, filed March 15, 2004 (File No. 001-14733).

        All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the 2003 Annual Report; and all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

        For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Not Applicable.

Item 6. Indemnification of Directors and Officers.

        Not applicable

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        See the Exhibit Index

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, State of Oregon, on the 7th day of June, 2004.

LITHIA MOTORS, INC.

By:	/s/ Jeffrey B. DeBoer
Jeffrey B. DeBoer,
Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

By: /s/ Jeffrey B. DeBoer	Date: June 7, 2004
Jeffrey B. DeBoer, Attorney in Fact for
Sidney B. DeBoer, Chief Executive Officer and
Chairman of the Board of Directors

By: /s/ Jeffrey B. DeBoer	Date: June 7, 2004
Jeffrey B. DeBoer, Attorney in Fact for
M.L. Dick Heimann, President, Chief Operating Officer, Director

By: /s/ Jeffrey B. DeBoer	Date: June 7, 2004
Jeffrey B. DeBoer, Attorney in Fact for
Brad Gray, Director

By: /s/ Jeffrey B. DeBoer	Date: June 7, 2004
Jeffrey B. DeBoer, Attorney in Fact for
Thomas Becker, Director

By: /s/ Jeffrey B. DeBoer	Date: June 7, 2004
Jeffrey B. DeBoer, Attorney in Fact for
William Young, Director

By: /s/ Jeffrey B. DeBoer	Date: June 7, 2004
Jeffrey B. DeBoer, Attorney in Fact for
Gerald F. Taylor, Director

By:	Date:
Philip Romero, Director

EXHIBIT INDEX

Exhibit

5.1	Opinion of Foster Pepper Tooze LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Foster Pepper Tooze LLP (included in Exhibit 5.1)
24.1	Power of Attorney
(Incorporated by reference in Form S-8, filed May 29, 2001, (SEC File No. 333-61802))
99	2003 Stock Incentive Plan
(Incorporated by reference in Form 8-K, filed April 28, 2003, (SEC File No. 001-14733))

EXHIBIT 5.1

[FOSTER PEPPER TOOZE LLP LETTERHEAD]

June 24, 2004

Board of Directors
Lithia Motors, Inc.
360 E. Jackson St.
Medford, Oregon 97501

                Re:   Form S-8 Registration
                        2003 Stock Incentive Plan

Gentlemen:

        This firm is special counsel to Lithia Motors, Inc., an Oregon corporation, (the "Company") and, in that capacity, has assisted in the preparation of certain documents, including the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance of 1,000,000 shares of the Company's Class A Common stock ("Shares") in accordance with the Company's 2003 Stock Incentive Plan (the "Plan");

        In the course of our representation described above, we have examined the Plan, the Registration Statement and amendments previously filed with the Securities and Exchange Commission and related documents and correspondence. We have reviewed the Restated Articles of Incorporation and the Bylaws of the Company, as amended, and excerpts of minutes of certain meetings of the Board of Directors and shareholders of the Company. We have also received from the officers of the Company certificates and other representations concerning factual matters relevant to this opinion. We have received such certificates from, and have made inquiries of public officials in those jurisdictions in which we have deemed it appropriate.

        As to matters of fact, we have relied upon the above certificates, documents and investigation. We have assumed without investigation the genuineness of all signatures and the authenticity and completeness of all of the documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as certified or photostatic copies.

        Based upon and subject to all of the foregoing, we are of the opinion that:

The Shares have been validly authorized, and when (i) the Registration Statement has become effective; (ii) the applicable provisions of the Securities Act of 1933, as amended, and such state securities laws as may be applicable have been complied with, and (iii) the Shares have been issued in accordance with the Plan as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

        Regardless of the states in which members of this firm are licensed to practice, this opinion is limited to the present laws of the State of Oregon and the United States of America and to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

        This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

        The opinions expressed herein are for the benefit of and may be relied upon only by you in connection with the Plan. Neither this opinion nor any extract therefrom nor reference thereto shall be published or delivered to any other person or otherwise relied upon without our expressed written consent.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Commission.

                                                                                                                            Very truly yours,

                                                                                                                             FOSTER PEPPER TOOZE LLP

Portland, Oregon

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lithia Motors, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of our report dated February 6, 2004, relating to the consolidated balance sheets of Lithia Motors, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Lithia Motors, Inc. Our report refers to adoption, effective July 1, 2001, of the provisions of SFAS No. 141, Business Combinations, and certain provisions of SFAS No. 142, Goodwill and Other Intangible Assets, and adoption, effective January 1, 2002, of the remaining provisions of SFAS No. 142.

                                                                                                                            /s/ KPMG LLP

Portland, Oregon
June 18, 2004